Exhibit 99.1

Contact
Kimberly Rutherford
(832) 601-6193
Kimberly.Rutherford@usoncology.com

US Oncology Appoints Glen Laschober EVP & Chief Operating Officer

(Houston, December 5, 2007) US Oncology, the nation’s leading oncology services company, today named Glen Laschober as the company’s new executive vice president and chief operating officer. The appointment becomes effective on January 2, 2008.

“Glen’s Fortune 500 operating experience, combined with his work in large diversified healthcare organizations, greatly strengthens our existing operating team,” said Bruce Broussard, president of US Oncology. “His proven success in working with physicians and healthcare professionals, in areas such as care management programs, process efficiency and leadership development, will accelerate the implementation of our company’s initiatives, such as Practice and Quality Efficiency (PQE) and Comprehensive Disease Management, including Cancer Care Pathways.”

“I am very pleased to join US Oncology. The company has many exciting opportunities to continue its strong growth as a leading oncology services provider,” said Laschober. “Just as importantly, their mission is very compelling to me. Cancer is a devastating disease that touches the lives of a large number of people. I welcome the opportunity to help improve the quality of life for cancer patients and their families.”

Laschober brings to US Oncology more than 30 years of healthcare operations experience. Most recently, he served as the chief operating officer for Omnicare, a Fortune 500 healthcare company with revenues of $6.5 billion. He has also been an executive operating officer in several other highly successful organizations such as CVS, Provantage, and Caremark. He began his healthcare career in a variety of engineering and technology operations positions working with medical devices and pharmaceutical products at G.D. Searle, Inc, currently a division of Pfizer. He graduated from the University of Illinois with a B.S. in Engineering, and from the University of Chicago with an M.B.A. in Finance.

He will be based at the company’s headquarters in Houston, Texas and will report to Broussard.

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, supports one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 1,164 physicians operating in 443 locations, including 91 radiation oncology facilities in 39 states.

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